Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Pricing Term Sheet

Dated March 21, 2019

Bank of Montreal

US$2,250,000,000

Senior Medium-Term Notes, Series E

consisting of

US$1,750,000,000 2.900% Senior Notes due 2022

US$500,000,000 Floating Rate Notes due 2022

US$1,750,000,000 2.900% Senior Notes due 2022 (the “Fixed Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,750,000,000

Maturity Date:	March 26, 2022

Price to Public:	99.746%, plus accrued interest, if any, from March 26, 2019.

Underwriting Commission:	0.250% per Fixed Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,741,180,000

Coupon:	2.900%

Interest Payment Dates:	March 26 and September 26 of each year, beginning on September 26, 2019. Interest will accrue from March 26, 2019.

Regular Record Dates:	March 11 and September 11

Benchmark Treasury:	2.375% due March 15, 2022

Benchmark Treasury Yield:	2.339%

Spread to Benchmark Treasury:	T + 65 basis points

Re-offer Yield:	2.989%

Trade Date:	March 21, 2019

Settlement Date:	March 26, 2019; T+3

Redemption Provisions:	The Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06367WJM6

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated

Morgan Stanley & Co. LLC

UBS Securities LLC

US$500,000,000 Floating Rate Notes due 2022 (the “Floating Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$500,000,000

Maturity Date:	March 26, 2022

Price to Public:	100.000%, plus accrued interest, if any, from March 26, 2019.

Underwriting Commission:	0.250% per Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$498,750,000

Coupon:	For each Interest Period, the then-applicable Three-Month LIBOR rate for U.S. dollars, determined on the Interest Determination Date for that Interest Period, plus 0.570% (57 basis points). In no event will the interest on the Floating Rate Notes be less than zero.

Interest Payment Dates:	March 26, June 26, September 26 and December 26 of each year, beginning on June 26, 2019 (each, a “Floating Rate Interest Payment Date”).

Regular Record Dates:	March 11, June 11, September 11 and December 11

Interest Determination Dates:	The second London Business Day immediately preceding the applicable interest reset date (as provided for below). The Interest Determination Date for the initial Interest Period will be the second London Business Day immediately preceding the Settlement Date.

Interest Reset Date:	Each Floating Rate Interest Payment Date

Interest Period:	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial Interest Period only, commencing on March 26, 2019) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date to but not including such Maturity Date.

London Business Day:	Any day on which dealings in U.S. dollars are transacted in the London interbank market.

Three-Month LIBOR:	For any Interest Determination Date, the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as of approximately 11:00 a.m., London time, on such Interest Determination Date. LIBOR will be determined by the offered rate appearing on the Reuters screen LIBOR01 page or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed (such determination to be made as set forth in the prospectus supplement accompanying the pricing supplement).

Day Count:	Actual/360.

Day Count Convention:	If any Floating Rate Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest payment to the next succeeding business day (and interest thereon will continue to accrue to but excluding such succeeding business day) unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the Maturity Date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp. For each Interest Period, the Calculation Agent will calculate the amount of accrued interest by multiplying the principal amount of the Floating Rate Note by an accrued interest factor for the Interest Period. This factor will equal the sum of the interest factors calculated for each day during the Interest Period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360.

Trade Date:	March 21, 2019

Settlement Date:	March 26, 2019; T+3

Redemption Provisions:	The Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06367WJN4

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated

Morgan Stanley & Co. LLC

UBS Securities LLC

The Fixed Rate Notes and Floating Rate Notes (collectively, the “Notes”) are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-217200) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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